AGREEMENT BETWEEN PARTIES

This AGREEMENT BETWEEN PARTIES (this "Agreement"), dated as of this 5th day of August, 2005, is made by and among DEBORAH CHRISTEN CORPORATION, a Delaware corporation (“DCC” or “Licensor”) and SHELLS SEAFOOD RESTAURANTS, INC., a Florida corporation (“SSRI” or “Licensee”) (together hereinafter referred to as the “Parties” and, individually, as a “Party”).

RECITALS

WHEREAS, pursuant to an Assignment of Assets dated July 15, 1992, between John Christen Corporation (“Assignor”) and DCC (the “Assignment of Assets”), DCC became the assignee of certain service marks licensed under an Agreement for Licensing of Service Marks dated January 1, 1992 (the “Agreement for Licensing of Service Marks”) between Shells, Inc. and Assignor, and, as assignee, DCC obtained, inter alia, all the rights to use the service marks “Shells” and “Shells Seafood, Shellfish & Whatnot” (the “Service Marks”) for the operation of restaurants in specified trade areas for a period of ninety-nine years, including the operation of a restaurant in the trade area as set forth on the attached Exhibit A (the “Carrollwood Trade Area”);

WHEREAS, in addition, pursuant to the Assignment of Assets, DCC acquired all rights to sublicense the Service Marks in the Carrollwood Trade Area to Shells of Carrollwood Village, Inc. (the “Sublicense Agreement”);

 WHEREAS, on May 14, 1993, SSRI and Shells, Inc. entered into an Asset Purchase Agreement whereby SSRI acquired the assets of Shells, Inc., including the Service Marks and other proprietary information, and, subsequently, entered into a Management and License Agreement dated July 29, 1993, between SSRI and Shells of Carrollwood Village, Inc. (“Carrollwood Village”), as amended by an Amendment to the Management and License Agreement dated July 29, 1993 and a Second Amendment to Management and License Agreement dated October 4, 2001 (together, the “Management Agreement”), whereby SSRI agreed to provide management services and proprietary rights to Carrollwood Village for use in its restaurant located in the Carrollwood Trade Area (the “Carrollwood Store”); and

WHEREAS, DCC and SSRI desire to enter into an agreement, to be effective upon the occurrence of specific conditions precedent, whereby DCC shall license to SSRI use of the Service Marks in the Carrollwood Trade Area.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
LICENSE

1.1 License. DCC hereby grants to Licensee the exclusive right to use the Service Marks in connection with Licensee’s operation of one or multiple restaurants in the portion of the Carrollwood Trade Area set forth in Exhibit B (the “Limited Carrollwood Trade Area”) under the terms and conditions of this Agreement. Licensee shall have the right to use the Services Marks in the Limited Carrollwood Trade Area to, open one or more restaurants in the Limited Carrollwood Trade Area and to sublicense the use of the Service Marks to third parties in the Limited Carrollwood Trade Area. Subsequent to opening a restaurant in the Limited Carrollwood Trade Area depicted in Exhibit B, Licensee shall have the rights as set forth in this Section 1.1 to open additional restaurants and to sublicense the use of the Service Marks to third parties within the Carrollwood Trade Area; provided, however, that SSRI shall be required to obtain DCC’s prior written approval, which approval may be withheld in DCC’s sole discretion only in the event SSRI desires to open a restaurant within the South Tampa Trade Area and the North Tampa Trade Area as set forth in Exhibit C which trade areas overlap and extend into the Carrollwood Trade Area.

1.2 Term. The initial term of this Agreement shall be deemed to have commenced on the date of this Agreement and shall continue for as long as Licensee owns and operates restaurants in the Carrollwood Trade Area, unless terminated earlier pursuant to Article 3.

1.3 Effective Date. The License granted in Sections 1.1 and 1.2 shall become effective on the Effective Date (as defined in Section 7 of this Agreement).

ARTICLE 2
LICENSE FEE

2.1 License Fee. DCC shall be entitled to receive from SSRI and SSRI shall be obligated to pay to DCC on or before the 15th day immediately following the end of the prior month a fee in the amount of two percent (2%) of the gross receipts of each Shells Seafood Restaurant operated or sublicensed by SSRI within any portion of the Carrollwood Trade Area. For purposes of determining gross receipts for this Section 2.1, gross receipts shall be calculated in the same manner as gross receipts are calculated for the following sublicensees of DCC: Shells of Sarasota South, Inc., and Shells of North Tampa, Inc. In the event that both Shells of Sarasota South, Inc., and Shells of North Tampa, Inc. cease to operate, gross receipts shall continue to be calculated in the same manner as previously calculated by Shells of Sarasota South, Inc., and Shells of North Tampa, Inc.

ARTICLE 3
USE OF SERVICE MARKS

3.1 SSRI agrees to use the Service Marks in the Carrollwood Trade Area only in connection with the operation or sublicensing of Shells Seafood restaurants.

3.2 The foundation of the value of the Service Marks is the establishment and maintenance of a reputation among the public for the operation of high quality restaurants. A fundamental requirement of this license is adherence by SSRI to the Shells Seafood restaurants’ standards and policies, as such may be amended and revised during the term of this Agreement, providing for the uniform operation of all restaurants licensing the Service Marks. Compliance by SSRI with the foregoing standards and policies in conjunction with the use of the Service Marks provides the basis for the wide public acceptance of the Service Marks and its valuable goodwill. Adherence by SSRI to all aspects of the standards and policies for the uniform operation of the Shells Seafood restaurants is required at all times.

3.3 DCC shall have the right at any time, and from time to time, to have its representatives enter the premises of any Shells Seafood restaurant in the Carrollwood Trade Area, with 48 hours notice, and to confer with Licensee’s employees and customers, for the purpose of inspecting the use of the Service Marks to determine whether Licensee is in compliance with the terms and conditions contained in this Agreement.

ARTICLE 4
TERMINATION

4.1 Termination by DCC. DCC shall have the right to terminate this Agreement in the event that SSRI fails to cure any default described below within thirty (30) days of the receipt of written notice by SSRI from DCC stating the reason for such default:

(a) in the event of any breach or default of any of the provisions of this Agreement; including but not limited to, failure to pay the License Fee as when due pursuant to the terms of this Agreement;

(b) in the event SSRI or a sublicense of SSRI ceases to own and operate a restaurant in the Carrollwood Trade Area for any reason other than a Casualty Loss event as described in Section 4.3 of this Agreement; and

(c) in the event of liquidation of assets as a result of bankruptcy proceedings against SSRI.

4.2 Termination by SSRI. SSRI shall have the right to terminate this Agreement in the event that DCC fails to cure any default described below within thirty (30) days of the receipt of written notice by DCC from SSRI stating the reason for such default:

(a) in the event of any breach or default of any of the provisions of this Agreement by DCC.

4.3
Casualty Loss. In the event that SSRI is rendered unable, wholly or in part, by a Casualty Loss (as defined here in this Section 4.3), to carry out its obligations under this Agreement to open and operate a restaurant in the Carrollwood trade Area, and provided that SSRI provides DCC with written notice that a Casualty Loss event has occurred and SSRI continues to remit a license fee in an amount set forth in Exhibit D or, if after December 31, 2006, a license fee equivalent to that remitted applicable to the same fiscal month of the previous year, then such cause shall be remedied as soon as possible within commercially reasonable standards. All license fees shall be payable at the times stated in Section 2.1. The term “Casualty Loss” as used herein shall mean any cause or causes not reasonably within control of SSRI including, but not limited to, acts of God; acts of the public enemy; wars; strikes, lockouts or differences with workmen; lightning; earthquakes; fires; storms; floods; washouts; civil disturbances; and explosions.

4.4	In the event that a Shells Seafood Restaurant is not open in the Carrollwood Trade Area due to a Casualty Loss, the license held by DCC in the Carrollwood Trade Area shall not terminate.

ARTICLE 5
RELATIONSHIP OF THE PARTIES

5.1 Relationship of the Parties. Neither Party shall represent or hold itself out as, an agent, legal representative, partner, employee or servant of the other Party for any purpose whatsoever. Neither Party is authorized to make any contract, agreement, warranty or representation on behalf of the other or to create any obligation, express or implied, on behalf of the other.

ARTICLE 6
CONFIDENTIALITY

6.1 Confidentiality. This Agreement is to remain confidential. The existence, terms and conditions of this Agreement shall be kept strictly confidential by the Parties, except as necessary: (i) to comply with an order of a court of competent jurisdiction; (ii) to enforce any terms of this Agreement by legal process, (iii) to comply with any governmental reporting obligations, or (iv) to discuss with legal and business advisors and other licensees.

ARTICLE 7
CONDITION PRECEDENT OF EFFECTIVE DATE
7.1 Condition Precedent to Effective Date. The transaction contemplated by this Agreement shall become effective on the date upon which the conditions set forth in Section 7.1(a) have been satisfied (the “Effective Date”):

(a) Upon the earlier to occur of either:

(i)
Execution of written agreements between DCC and Carrollwood Village and SSRI and Carrollwood Village by which Carrollwood Village agrees to abandon or terminate the Sublicense Agreement and the Management Agreement; or

(ii)
Receipt by SSRI of a written declaration by DCC representing that Carrollwood Village has defaulted under the terms of the Sublicense Agreement and that any cure period available under the terms of the Sublicense Agreement for cure of default has expired~~;~~

7.2 Deadline for Opening of Restaurant; Extension of Time. SSRI shall use its best commercial efforts to open a Shells Seafood restaurant in the Limited Carrollwood Trade Area by October 1, 2005. If SSRI fails to open a Shells Seafood restaurant by such date, DCC will allow an extension of three (3) months from October 1, 2005, for the opening of a restaurant (the “Extension Period”). SSRI, as successor to Shells, Inc., agrees that SSRI will not exercise its rights under paragraph 16(g) of the Agreement for Licensing of Service Marks to declare DCC in default due to failure to maintain the operation of a restaurant in the Carrollwood Trade Area. If SSRI fails to open a Shells Seafood restaurant by the end of the Extension Period, DCC will grant SSRI additional three month extension periods (“Additional Extension Periods”). However, commencing April 1, 2006, and on the first (1st) day of each month thereafter, SSRI shall pay to DCC a license fee in the amount set forth in Exhibit D until a Shells Seafood Restaurant is opened in the Limited Carrollwood Trade Area. All license fees shall be payable at the times stated in Section 2.1. In the event no Shells Seafood Restaurant is opened in the Limited Carrollwood Trade Area by December 31, 2006 (the “Termination Date”), SSRI shall have no further rights under this Agreement. During the term of all extension periods and for a period of twelve (12) months after the Termination Date, SSRI shall not exercise its right to declare DCC in default due to failure to maintain the operation of a restaurant in the Carrollwood Trade Area.

7.3 Failure of Agreement to Become Effective. In the event that the conditions precedent set forth in Section 7.1 (a) have not been satisfied by the end of the Extension Period or any Additional Extension Period granted by DCC, this Agreement shall not become effective and shall be declared null and void, except that the license held by DCC for the Carrollwood Trade Area shall not terminate due to the lack of a Shells Seafood Restaurant being opened in the Carrollwood Trade Area, unless DCC fails to operate or license a Shells Seafood Restaurant in the Carrollwood Trade Area for a period of twelve (12) months following the end of the Extension Period or any Additional Extension Period granted to SSRI.

ARTICLE 8
MISCELLANEOUS

8.1 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.2 Notices. All notices, requests, demands, consents or other communications provided for in or to be given under this Agreement shall be in writing and shall be given by personal service, by prepaid registered or certified airmail (return receipt requested), by prepaid overnight air courier, or by telex or facsimile transmission, to the respective parties at the following addresses:

If to SSRI:
Shells Seafood Restaurants, Inc.
Attention: Warren Nelson
16313 North Dale Mabry, Suite 100
Tampa, Florida 33618

with a copy to:
R. Alan Higbee, Esq.
Fowler White Boggs Banker P.A.
501 E. Kennedy Blvd., Suite 1700
Tampa, Florida 33602
Telephone: 813-228-7411
Facsimile: 813-228-9401

If to DCC:
Deborah Christen Corporation
Attention: Deborah Christen
3527 Heards Ferry Drive
Tampa, Florida 33618

with a copy to:
Jacqueline B. Whatley, Esquire
Gibbons, Tucker, Miller, Whatley & Stein, P.A.
101 East Kennedy Boulevard, Suite 2190
Tampa, Florida 33602-3664
Telephone: (813) 228-7841
Facsimile: (813) 228-7848

Notices shall be deemed given and shall become effective (i) upon receipt if delivered in person or by facsimile or telex (as conclusively evidenced in the case of notice by telex by confirmed delivery of a telex copy by an overnight carrier), (ii) three days after having been delivered to an overnight air courier, or (iii) five days after having been deposited in the mails as prepaid registered or certified matter. Any Party may by notice to the others designate a new address for notices.

8.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

8.4 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective and successors and permitted assigns.

8.5 The parties agree that time shall be of the essence of this Agreement.

8.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Each Party hereto irrevocably submits to the exclusive jurisdiction of the courts located in Hillsborough County, Florida.

8.8 Supercedes Other Agreements. To the extent that anything contained herein is inconsistent with the terms of any other agreements entered into between the Parties, this Agreement shall supersede and control such other agreements and to the extent inconsistent shall constitute an amendment to the other agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHELLS SEAFOOD RESTAURANTS, INC.

By: /s/ Warren R. Nelson
Name: Warren R. Nelson
Title: Executive Vice President

DEBORAH CHRISTEN CORPORATION

By: /s/ Deborah Christen
Name: Deborah Christen
Title: President

EXHIBIT A

CARROLLWOOD TRADE AREA

“A circular area having a diameter 20 miles long and having as the midpoint of its diameter the business premises located at 14380 North Dale Mabry Highway, Tampa, Florida.”

EXHIBIT B
LIMITED CARROLLWOOD TRADE AREA

Property lying within an area bounded by Van Dyke on the North, Busch Boulevard on the South, North Dale Mabry on the East, and Sheldon Road north along Gunn Highway on the West AND any property which may be accessed via private ingress and egress to and from Van Dyke, Busch Boulevard, North Dale Mabry and Sheldon Road.

EXHIBIT C

NORTH TAMPA TRADE AREA

A circular area having a diameter 20 miles long and having as the MIDPOINT OF ITS DIAMETER the business premises located at 11010 North 30th Street, Tampa, Florida.

SOUTH TAMPA TRADE AREA

A circular area having a diameter 20 miles long and having as the MIDPOINT OF ITS DIAMETER the business premises located at 202 South Dale Mabry Highway, Tampa, Florida.

Exhibit D
Shells of Carrollwood Village Inc.
Calculation of Monthly License Fees for
April 2006 to December 2006

	Sales Derived		2% License
Month	From	Sales	Fee
Apr-06	Apr-05	137,664	$ 2,753
May-06	May-05	140,007	$ 2,800
Jun-06	Jun-05	166,166	$ 3,323
Jul-06	Jul-04	124,792	$ 2,496
Aug-06	Aug-04	119,987	$ 2,400
Sep-06	Sep-04	120,027	$ 2,401
Oct-06	Oct-04	107,407	$ 2,148
Nov-06	Nov-04	129,511	$ 2,590
Dec-06	Dec-04	133,258	$ 2,665